Exhibit 99.1

News

Intellinetics, Inc. Reports

Third Quarter and Nine-Month Results

COLUMBUS, OH – (November 12, 2014) – Intellinetics, Inc., (OTCQB: INLX) a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (ECM) systems in both the public and private sectors, announced financial results for the third quarter and nine-month periods ended September 30, 2014.

Third Quarter Results

Total revenues for the three months ended September 30, 2014 were $316,762, as compared with $381,078 for the same period in 2013, a decrease of $64,316, or 17%, primarily attributable to decreases in revenues from the sale of software and professional services. Overall gross margins were 81% and 70% for the three months ended September 30, 2014 and 2013, respectively, an increase of 11%.

Total operating expenses were $824,906 for the three months ended September 30, 2014, as compared with $767,533 for the three months ended September 30, 2013, representing an increase of $57,373 or 7%. The increase in operating expenses is primarily due to outside consulting for the sales and marketing department offset by the decrease in general and administration personnel.

Intellinetics reported a net loss of $638,609 and $541,412 for the three months ended September 30, 2014 and 2013, respectively, representing an increase in net loss of $97,197, or 18%.

Nine-Month Results

For the nine months ended September 30, 2014, the Company’s total revenues were $942,297, as compared with $1,207,123 for the same period in 2013, a decrease of $264,826 or 22%, primarily attributable to decreases in revenues from the sale of software and professional services. Overall gross margins were 80% and 61% for the nine months ended September 30, 2014 and 2013, respectively, an increase of 19%.

Total operating expenses for the nine months ended September 30, 2014 and 2013 were $1,991,418 and $2,335,288 respectively, a decrease of $343,870 or 15%. The decrease in operating expenses was primarily due to a reduction in sales and marketing expense and a decrease in administrative expenses from the reduction in personnel offset by consulting fees.

For the nine months ended September 30, 2014 and 2013, the Company reported a net loss of $1,415,145 and $1,732,106, respectively, representing a decrease of $316,961 or 18%.

Matthew L. Chretien, President and CEO of Intellinetics, stated, “We have now substantially completed the strategic shift in focus from premise-based, one-time sales to the new low-cost, cloud-based IntelliCloud™ model. I look forward to meaningful revenue growth in Q4 as a result of our expanding sales channel.”

A video of the power and innovation of IntelliCloud (and other market leaders that are a part of the growing IntelliCloud eco-system) can be seen at http://www.intel.com/content/www/us/en/nuc/nuc-intellinetics-video.html?wapkw=intellinetics

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About Intellinetics, Inc.

Intellinetics, Inc., formerly known as GlobalWise Investments, Inc., is a Columbus, Ohio-based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape — virtually anything that can be digitized — in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world. For additional information, please visit: www.Intellinetics.com

Cautionary Statement

Statements in this press release which are not purely historical, including statements regarding Intellinetics' intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics and its Affiliates on its website www.intellinetics.com or at www.sec.gov .

Contact:

Matthew L. Chretien, President and CEO

Intellinetics, Inc.

614-388-8909 matt@intellinetics.com

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INTELLINETICS, INC. and SUBSIDIARY

Condensed Consolidated Balance Sheets

ASSETS
	Unaudited
	September 30,	December 31,
	2014	2013

Current assets:
Cash	$14,285	$260,560
Accounts receivable, net	45,138	144,071
Prepaid expenses and other current assets	45,253	39,242

Total current assets	104,676	443,873

Property and equipment, net	33,328	53,226
Other assets	31,688	28,925

Total assets	$169,692	$526,024

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$563,847	$500,322
Deferred revenues	545,643	482,428
Deferred compensation	215,012	-
Notes payable - current	727,185	391,266
Notes payable - related party - current	207,915	320,000
Total current liabilities	2,259,602	1,694,016

Long-term liabilities:
Deferred compensation	-	215,012
Notes payable - net of current portion	620,492	1,114,394
Notes payable - related party	1,137,751	222,915
Deferred interest expense	93,268	83,942
Other long-term liabilities - related parties	78,792	36,938

Total long-term liabilities	1,930,303	1,673,201

Total liabilities	4,189,905	3,367,217

Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 7,123,074 and 6,765,930 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively
	14,124	13,767
Additional paid-in capital	5,189,178	4,953,410
Accumulated deficit	(9,223,515)	(7,808,370)
Total stockholders' deficit	(4,020,213)	(2,841,193)
Total liabilities and stockholders' deficit	$169,692	$526,024

INTELLINETICS, INC. and SUBSIDIARY
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues:
Sale of software	$25,990	$84,115	$38,486	$253,127
Software as a service	52,582	34,919	133,052	104,030
Software maintenance services	216,310	211,759	638,832	648,765
Professional services	11,805	45,993	88,579	164,536
Third Party services	10,075	4,292	43,348	36,665

Total revenues	316,762	381,078	942,297	1,207,123

Cost of revenues:
Sale of software	4,073	55,419	11,777	300,472
Software as a service	6,909	6,881	20,779	20,684
Software maintenance services	31,274	32,172	94,097	92,496
Professional services	4,486	4,675	24,824	10,678
Third Party services	12,989	15,769	40,217	52,434

Total cost of revenues	59,731	114,916	191,694	476,764

Gross profit	257,031	266,162	750,603	730,359

Operating expenses:
General and administrative	474,301	566,448	1,385,848	1,642,065
Sales and marketing	344,690	193,579	585,915	673,601
Depreciation	5,915	7,506	19,655	19,622

Total operating expenses	824,906	767,533	1,991,418	2,335,288

Loss from operations	(567,875)	(501,371)	(1,240,815)	(1,604,929)

Other income (expense)
Derivative gain	-	-	-	15,470
Interest expense, net	(70,734)	(40,041)	(174,330)	(142,647)

Total other income (expense)	(70,734)	(40,041)	(174,330)	(127,177)

Net loss	$(638,609)	$(541,412)	$(1,415,145)	$(1,732,106)

Basic and diluted net loss per share:	$(0.09)	$(0.08)	$(0.21)	$(0.27)

Weighted average number of common shares outstanding - basic and diluted	6,769,812	6,765,930	6,767,238	6,370,161